Exhibit 99.1

Tallgrass Energy Partners and Rockies Express Pipeline Announce Ultra Resources Settlement
LEAWOOD, Kan.--(BUSINESS WIRE)--Rockies Express Pipeline LLC (“REX”) and Tallgrass Energy Partners, LP (NYSE: TEP), REX’s operator, announced today that REX has reached an agreement to settle REX’s $303 million breach of contract claim against Ultra Resources, Inc. (“Ultra”). The settlement will be submitted to the U.S. Bankruptcy Court for approval and will be implemented in connection with Ultra’s Chapter 11 plan of reorganization.
The terms of the settlement stipulate that a cash payment of $150 million be made to REX six months after Ultra emerges from bankruptcy, but no later than October 30, 2017. In addition, Ultra has agreed to enter into a new seven-year firm transportation agreement with REX commencing December 1, 2019 for service from west-to-east of 200,000 dekatherms per day at a rate of approximately $0.37, or about $26.8 million annually.
“TEP worked closely with Ultra’s management to resolve REX’s claim and assist in Ultra’s restructuring efforts to emerge from bankruptcy. This settlement helps provide clarity to all parties involved, including Tallgrass, and we look forward to putting this matter behind us and having Ultra as a long-term customer on REX in support of their ongoing E&P efforts,” said David G. Dehaemers Jr., TEP’s President and CEO. Mike Watford, President and CEO of Ultra added, “We are pleased to have reached an agreement to settle the REX claim. The discussions were collaborative, mutually beneficial, and Ultra looks forward to a continuing shipper relationship with REX. We view this settlement, and in particular the new transportation contract, as a new beginning of a positive future business relationship between Ultra and REX.”
About Tallgrass Energy

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.

About Rockies Express Pipeline

Rockies Express Pipeline is an approximately 1,712-mile natural gas transmission pipeline that extends from the Rocky Mountains to Clarington, Ohio. The system consists of 36-inch and 42-inch diameter pipe with a west-to-east long-haul design capacity of up to 1.8 billion cubic feet of natural gas per day and an east-to-west design capacity of 2.6 billion cubic feet of natural gas per day within Zone 3 of the pipeline. In addition, REX has 0.6 billion cubic feet a day of capacity on the Overthrust Pipeline available to it pursuant to a long-term lease.
Rockies Express Pipeline LLC is a joint venture of: a subsidiary of Tallgrass Development, LP (50 percent share); a subsidiary of TEP (25 percent share); and P66REX LLC, a subsidiary of Phillips 66 (25 percent share). A wholly-owned subsidiary of TEP operates the pipeline.
Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the submission of the settlement to the U.S. Bankruptcy Court for approval and the implementation of Ultra's Chapter 11 plan of reorganization. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Contact Information
Investor Relations
Nate Lien

(913) 928-6012
investor.relations@tallgrassenergylp.com

Media and Trade Inquiries
Phyllis Hammond
(913) 928-6014
media.relations@tallgrassenergylp.com